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                                                                     EXHIBIT 3.1


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                           PARK-OHIO INDUSTRIES, INC.

     FIRST: The name of the Corporation shall be "Park-Ohio Industries, Inc."

     SECOND: The place in the State of Ohio where the principal office of the Corporation will be located is Cleveland, in Cuyahoga County.

     THIRD: The purpose for which the Corporation is formed is to engage in any lawful act or activity for which corporations may be formed under Sections 1701.01 to 1701.98, inclusive, of the Revised Code of Ohio, as now in effect or hereinafter amended.

     FOURTH: The authorized number of shares of the Corporation is 100, all of which shall be common stock, par value $1 per share.

     FIFTH: Without derogation from other power to purchase shares of the Corporation, the Corporation by action of its directors may purchase outstanding shares of any class of the Corporation to the extent not prohibited by Law.

     SIXTH: No holders of any class of shares of the Corporation shall have any pre-emptive right to purchase or have offered to them for purchase any shares or other securities of the Corporation.